Exhibit 99.1

Arcimoto Announces Second Quarter 2023 Financial Results

EUGENE, Ore., Aug. 24, 2023 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, ultra-efficient small footprint electric vehicles for moving people and things,, today released second quarter results ended June 30, 2023.

Arcimoto will host a stakeholder and analyst call today to discuss the company’s results. To view the webcast use the link below:

Arcimoto, Inc. Second Quarter 2023 Call

Date: Thursday August 24, 2023

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us06web.zoom.us/webinar/register/WN_UfMTSp5qThOxpGweeDGuPw

Second Quarter 2023 Results and Milestones

●	Produced 94 new FUVs during the first half of 2023.

●	Delivered 65 customer vehicles in the second quarter with an average sales price of $22,744 and delivered 102 vehicles year to date.

●	Produced its 1,000th vehicle in June 2023.

●	As of June 30, there are 665 customer FUVs on the road today; 39 vehicles allocated for marketing, R&D, and internal fleet use; and 90 vehicles in the Arcimoto rental fleet for revenue generation.

●	Tilting Motor Works completed delivery of 11 TRiO kits to customers with an average sales price of $14,285.

●	Achieved 954 rides from demo drives and rentals combined during the second quarter.

●	Arcimoto launched the MUV (Modern Utility Vehicle), the first on-road modular utility vehicle in the company’s lineup of small footprint electric vehicles for dedicated professional and commercial use.

Management Commentary

“The Arcimoto team delivered a solid quarter. Sharp execution and improving operational efficiencies generated $1.76 million of revenue, up 17% from 2022. We are continuing to see strength in our industrial and military (government) markets with MUV and Matbock and are confident in pipeline deals coming to fruition. We also announced today our intention to sell our U.S. manufacturing facility contingent on a lease agreement. This allows us to be tactical about the space being used, to keep the areas we need for manufacturing and relinquish the areas unused to free up capital that is currently locked up in the factory’s equity. The capital from the sale coupled with our recent raise of $4.2M, will be used to extend our runway and allow us to continue working towards our goals.”

Second Quarter 2023 Financial Results

Total revenues for the second quarter of 2023 increased 17% to $1.76 million as compared to $1.5 million in the second quarter of 2022. YTD June 30, 2023 revenue increased 45% to $3.1 million as compared to $2.1 million in 2022.

The Company incurred a net loss of approximately $13.2 million or ($1.71) per share, in the second quarter of 2023 compared with a net loss of $17.4 million or ($8.80) per share, for the same prior-year period.

The Company had $53.1 million in total assets, $1.3 million in cash and cash equivalents, and $32.7 million in total liabilities as of June 30, 2023.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

investor@arcimoto.com